Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (Nos. 333-41306 and 333-179737) on Form S-3, (No. 333-147473) on Form S-4, and (Nos. 333-166969, 333-155289, 333-69236, 333-46734 and 333-139006) on Form S-8 of SBA Communications Corporation of our report dated February 15, 2012, relating to our audit of the consolidated financial statements of TowerCo II Holdings LLC and subsidiaries as of and for the year ended December 31, 2011, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP

Raleigh, North Carolina

December 14, 2012